SCHEDULE 14C INFORMATION

(RULE 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(C)

OF THE SECURITIES EXCHANGE ACT OF 1934

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

CLACENDIX, INC.

(Name of Registrant As Specified In Charter)

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

CLACENDIX, INC.
100 Commerce Boulevard
Cincinnati, Ohio 45140
Tel: (513) 618-0911

June 9, 2009

To Our Stockholders:

The purpose of this information statement is to inform the holders of record of shares of our common stock as of the close of business on the record date, June 4, 2009, that our board of directors has recommended on May 15, 2009, and that the holders of a majority of the voting power of our outstanding common stock consented in writing on June 4, 2009, to approve the following:

1.           To change our corporate name to HealthWarehouse.com, Inc. from Clacendix, Inc.;

2.           To ratify the adoption by Clacendix of the Clacendix, Inc. 2009 Incentive Compensation Plan.

As of the record date, 188,250,724 shares of our common stock were issued and outstanding.  Each share of the common stock outstanding entitles the holder to one vote on all matters brought before the common stockholders.  The holders of 120,151,510 shares of our common stock, or 63.8% of the issued and outstanding shares, voted in favor of our corporate name change and the ratification of the adoption of our 2009 Incentive Compensation Plan.

As a result of requirements under applicable federal securities and state law, the stockholder consent will not be effective, and therefore the filing of the amendment to our certificate of incorporation to effect the corporate name change cannot occur, until at least 20 calendar days after this information statement is sent or given to our stockholders of record as of the record date.

WE ARE NOT ASKING FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

We appreciate your support and confidence in our new company.

Very truly yours, /s/ Lalit Dhadphale Lalit Dhadphale President and Chief Executive Officer

CLACENDIX, INC.
100 Commerce Boulevard
Cincinnati, Ohio 45140
Tel: (513) 618-0911
____________________

INFORMATION STATEMENT

JUNE 9, 2009
____________________

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND A PROXY.

This information statement is furnished to the holders of record at the close of business on the record date, June 4, 2009, to inform our stockholders that our board of directors has recommended on May 15, 2009, and that the holders of a majority of the voting power of our outstanding common stock have consented in writing on June 4, 2009, to approve the following:

1.           To change our corporate name to HealthWarehouse.com, Inc. from Clacendix, Inc.;

2.           To ratify the adoption by Clacendix of the Clacendix, Inc. 2009 Incentive Compensation Plan.

This information statement will be sent on or about June 9, 2009, to our stockholders of record who did not sign the majority written consent described in this information statement.

VOTING SECURITIES

As of the record date, 188,250,724 shares of our common stock were issued and outstanding.  Each share of the common stock outstanding entitles the holder to one vote on all matters brought before the common stockholders.  The holders of 120,151,510 shares of our common stock, or 63.8% of the issued and outstanding shares, consented in writing in favor of our corporate name change and the ratification of the adoption of our 2009 Incentive Compensation Plan.

As a result of requirements under applicable federal securities and state law, the stockholder consent will not be effective, and therefore the filing of the amendment to our certificate of incorporation to effect the corporate name change cannot occur, until at least 20 calendar days after this information statement is sent or given to our stockholders of record as of the record date.

Distributions and Costs

We will pay all costs associated with the distribution of this information statement, including the costs of printing and mailing.  We will only deliver one information statement to multiple security holders sharing an address, unless we have received contrary instructions from one or more of the security holders.  Also, we will promptly deliver a separate copy of this information statement and future stockholder communication documents to any security holder at a shared address to which a single copy of this information statement was delivered, or deliver a single copy of this information statement and future stockholder communication documents to any security holder or holders sharing an address to which multiple copies are now delivered, upon written request to us at our address noted above.

Security holders may also address future requests regarding delivery of information statements and annual reports by contacting us at our address noted above.

STOCKHOLDER PROPOSAL NO. 1

Change of the Company’s Corporate Name

Our board of directors and stockholders owning a majority of the outstanding shares of our common stock have approved an amendment to our certificate of incorporation to change our name to HealthWarehouse.com, Inc. from Clacendix, Inc.

Text of Amendment

The amendment would result in the text of Article FIRST of our Certificate of Incorporation reading as follows:

“The name of the corporation (hereinafter called the “Corporation”) is HealthWarehouse.com, Inc.”

General Effect of the Proposed Amendment and Reasons for Approval

Our board of directors unanimously recommended that we approve the amendment for the following reason:

Our board of directors deemed it advisable and in our best interests to change our corporate name to HealthWarehouse.com, Inc. The new name is consistent with our company’s new business focus as a U.S. licensed pharmacy and healthcare e-commerce company that sells discounted generic prescription drugs and over-the-counter medical products.

The amendment will become effective upon the filing, promptly after the expiration of the 20-day period commencing on the mailing of this information statement, of the certificate of amendment required by the Delaware General Corporation Law.

STOCKHOLDER PROPOSAL NO. 2

Ratification of Adoption of the

Clacendix, Inc.

2009 Incentive Compensation Plan

On May 15, 2009, our board of directors and, on June 4, 2009, holders of a majority of our outstanding shares of common stock adopted and approved a new 2009 Incentive Compensation Plan (the Plan).  The purpose of the Plan is to assist us in attracting, motivating, retaining and rewarding high-quality executives and other employees, officers, directors, consultants and other persons who provide services to us. The following summary of the Plan is qualified in its entirety by the specific language of the Plan (a copy of which is attached as Exhibit 1 hereto).

As detailed below in the section entitled “Stock Options Issued under the Plan,” stock options to purchase up to 29,686,000 shares of common stock have been awarded under the Plan as of June 4, 2009, subject to stockholders’ ratification of the adoption of the Plan.

Administration.  The Plan is to be administered by a committee elected by the board of directors, provided, however, that except as otherwise expressly provided in the Plan, the board of directors may exercise any power or authority granted to the committee under the Plan. Subject to the terms of the Plan, the committee is authorized to select eligible persons to receive awards, determine the type, number and other terms and conditions of, and all other matters relating to, awards, prescribe award agreements (which need not be identical for each participant), and the rules and regulations for the administration of the Plan, construe and interpret the Plan and award agreements, and correct defects, supply omissions or reconcile inconsistencies in them, and make all other decisions and determinations as the committee may deem necessary or advisable for the administration of the Plan.

Eligibility.  The persons eligible to receive awards under the Plan are the officers, directors, employees, consultants and other persons who provide services to us.  An employee on leave of absence may be considered as still in the employ of our company for purposes of eligibility for participation in the Plan.

Types of Awards.  The Plan provides for the issuance of stock options, stock appreciation rights, or SARs, restricted stock, deferred stock, dividend equivalents, bonus stock and awards in lieu of cash compensation, other stock-based awards and performance awards.  Performance awards may be based on the achievement of specified business or personal criteria or goals, as determined by the committee.

Shares Available for Awards; Annual Per-Person Limitations.  The total number of shares of common stock that may be subject to the granting of awards under the Plan at any time during the term of the Plan is equal to 30,000,000 shares, plus 3,628,500 shares that remained available on June 4, 2009 under our 2006 Stock Option Plan.  This limit will be increased by the number of shares with respect to which awards previously granted under the Plan that are forfeited, expire or otherwise terminate without issuance of shares, or that are settled for cash or otherwise do not result in the issuance of shares, and the number of shares that are tendered (either actually or by attestation) or withheld upon exercise of an award to pay the exercise price or any tax withholding requirements.

The Plan imposes individual limitations on the amount of certain awards. Under these limitations, during any fiscal year of our company, the number of options, stock appreciation rights, shares of restricted stock, shares of deferred stock, performance shares and other stock based-awards granted to any one participant under the Plan may not exceed 5,000,000 shares, subject to adjustment in certain circumstances. The maximum amount that may be paid out as performance units in any 12-month performance period is $2,000,000, and the maximum amount that may be paid out as performance units in any performance period greater than 12 months is $4,000,000.

The committee is authorized to adjust the limitations described in the two preceding paragraphs. The committee is also authorized to adjust performance conditions and other terms of awards in response to these kinds of events or in response to changes in applicable laws, regulations or accounting principles.

Stock Options and Stock Appreciation Rights.  The committee is authorized to grant stock options, including both incentive stock options, or ISOs, which can result in potentially favorable tax treatment to the participant, and non-qualified stock options, and stock appreciation rights entitling the participant to receive the amount by which the fair market value of a share of common stock on the date of exercise exceeds the grant price of the stock appreciation right. The exercise price per share subject to an option and the grant price of a stock appreciation rights are determined by the committee, but in the case of an ISO must not be less than the fair market value of a share of common stock on the date of grant. For purposes of the Plan, the term “fair market value” means the fair market value of common stock, awards or other property as determined by the committee or under procedures established by the committee.  The maximum term of each option or stock appreciation right, the times at which each option or stock appreciation right will be exercisable, and provisions requiring forfeiture of unexercised options or stock appreciation rights at or following termination of employment generally are fixed by the committee, except that no option or stock appreciation right may have a term exceeding ten years.

Restricted and Deferred Stock.  The committee is authorized to grant restricted stock and deferred stock. Restricted stock is a grant of shares of common stock which may not be sold or disposed of, and which may be forfeited in the event of certain terminations of employment, prior to the end of a restricted period specified by the committee. A participant granted restricted stock generally has all of the rights of a stockholder of our company, unless otherwise determined by the committee. An award of deferred stock confers upon a participant the right to receive shares of common stock at the end of a specified deferral period, subject to possible forfeiture of the award in the event of certain terminations of employment prior to the end of a specified restricted period. Prior to settlement, an award of deferred stock carries no voting or dividend rights or other rights associated with share ownership, although dividend equivalents may be granted, as discussed below.

Dividend Equivalents. The committee is authorized to grant dividend equivalents conferring on participants the right to receive, currently or on a deferred basis, cash, shares of common stock, other awards or other property equal in value to dividends paid on a specific number of shares of common stock or other periodic payments. Dividend equivalents may be granted alone or in connection with another award, may be paid currently or on a deferred basis and, if deferred, may be deemed to have been reinvested in additional shares of common stock, awards or otherwise as specified by the committee.

Bonus Stock and Awards in Lieu of Cash Obligations.  The committee is authorized to grant shares of common stock as a bonus free of restrictions, or to grant shares of common stock or other awards in lieu of our obligations to pay cash under the Plan or other plans or compensatory arrangements, subject to such terms as the committee may specify.

Other Stock-Based Awards. The committee is authorized to grant awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of common stock.  The committee determines the terms and conditions of such awards.

Performance Awards.  The committee is authorized to grant performance awards to participants on terms and conditions established by the committee.  Performance awards may be settled by delivery of cash, shares or other property, or any combination thereof, as determined by the committee. Performance awards granted to persons whom the committee expects will, for the year in which a deduction arises, be “covered employees” (as defined below) will, if and to the extent intended by the committee, be subject to provisions that should qualify such awards as “performance-based compensation” not subject to the limitation on tax deductibility by us under Internal Revenue Code Section 162(m).

The committee may, in its discretion, determine that the amount payable as a performance award will be reduced from the amount of any potential award.

Other Terms of Awards.  Awards may be settled in the form of cash, shares of common stock, other awards or other property, in the discretion of the committee. The committee may require or permit participants to defer the settlement of all or part of an award in accordance with such terms and conditions as the committee may establish, including payment or crediting of interest or dividend equivalents on deferred amounts, and the crediting of earnings, gains and losses based on deemed investment of deferred amounts in specified investment vehicles. The committee is authorized to place cash, shares of common stock or other property in trusts or make other arrangements to provide for payment of our obligations under the Plan.

Awards under the Plan are generally granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. The committee may, however, grant awards in exchange for other awards under the Plan, awards under other company plans or other rights to payment from us, and may grant awards in addition to and in tandem with such other awards, rights or other awards.

Acceleration of Vesting; Change in Control. The committee may, in its discretion, accelerate the exercisability, the lapsing of restrictions or the expiration of deferral or vesting periods of any award, and such accelerated exercisability, lapse, expiration and if so provided in the award agreement or otherwise determined by the committee, vesting will occur automatically in the case of a “change in control” of our company, as defined in the Plan (including the cash settlement of stock appreciation rights which may be exercisable in the event of a change in control). In addition, the committee may provide in an award agreement that the performance goals relating to any performance award will be deemed to have been met upon the occurrence of any “change in control.”

Amendment and Termination. The board of directors may amend, alter, suspend, discontinue or terminate the Plan or the committee’s authority to grant awards without further stockholder approval, except stockholder approval must be obtained for any amendment or alteration if such approval is required by law or regulation or under the rules of any stock exchange or quotation system on which shares of common stock are then listed or quoted. Thus, stockholder approval may not necessarily be required for every amendment to the Plan which might increase the cost of the Plan or alter the eligibility of persons to receive awards.  Stockholder approval will not be deemed to be required under laws or regulations, such as those relating to ISOs, that condition favorable treatment of participants on such approval, although the board of directors may, in its discretion, seek stockholder approval in any circumstance in which it deems such approval advisable. The Plan will terminate at the earliest of (a) such time as no shares of common stock remain available for issuance under the Plan, (b) termination of the Plan by the board of directors, or (c) the tenth anniversary of the effective date of the Plan.  Awards outstanding upon expiration of the Plan will remain in effect until they have been exercised or terminated, or have expired.

Stock Options Issued under the Plan

Stock options to purchase up to 29,686,000 shares of common have been awarded under the Plan as of June 4, 2009, subject to stockholders’ ratification of the Plan.

The purpose of the Plan is to assist us in attracting, motivating, retaining and rewarding high-quality executives and other employees, officers, directors, consultants and other persons who provide services to us. Following our share exchange transaction, we want to ensure that we are able to retain the services of a number of our new and existing executives, employees, directors and service providers, especially in light of the fact that we have not entered into formal employment agreements with any of them at this time. We believe that the best way to achieve this goal is by issuing to them stock options under the Plan that vest over a period of time so that they are incented to stay with the company as we develop our new operating business. With the exception of the stock options that were issued to our two pre-share exchange officers and directors (Norman E. Corn and Patrick E. Delaney), the remainder of the stock options granted vest in equal increments on the first, second and third anniversaries of the grant date. One-half of the stock options that were issued to Messrs. Corn and Delaney vested on the grant date, and the remainder of the stock options granted vest in increments beginning on the first anniversary of the grant date.

The following table details the stock options that have been awarded under the Plan as of June 4, 2009, subject to stockholders’ ratification of the Plan:

2009 Incentive Compensation Plan

Name and Position	Dollar Value ($)	Number of Units (1)

Lalit Dhadphale, President, Chief Executive Officer and Director	237,021	5,000,000	(2)

Wayne A. Corona, Secretary and Director	248,032	5,000,000	(3)

Patrick E. Delaney, Chief Financial Officer and Treasurer	83,696	4,218,000	(4)

All Executive Officers as a Group	568,749	14,218,000

Norman E. Corn, Director (non-executive director and former Chief Executive Officer)	83,696	4,218,000	(4)

All Non-Executive Directors as a Group	83,696	4,218,000

All Non-Executive Officers and Employees as a Group	114,614	2,250,000	(3)

All Others as a Group	446,458	9,000,000	(3)

Total	1,210,517	29,686,000

(1)	All awards are in the form of stock options to purchase the indicated number of shares of common stock.

(2)	Granted with an exercise price of $0.11 per share.

(3)	Granted with an exercise price of $0.10 per share.

(4)	Granted with an exercise price of $0.04 per share.

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION

TO MATTERS TO BE ACTED UPON

None of our officers, directors or any of their respective affiliates has any interest in any of the matters to be acted upon, as set forth in this information statement, other than certain executive officers and directors who hold stock options in our company.

No director of ours has informed us in writing that he intends to oppose any action to be taken by us. No proposals have been received from security holders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of June 4, 2009, by (a) each person who is known by us to beneficially own 5% or more of our common stock, (b) each of our directors and executive officers, and (c) all of our directors and executive officers as a group.

Name(1)	Number of Shares Beneficially Owned(2)	Percentage of Shares Beneficially Owned(3)

5% or Greater Stockholders:

Cape Bear Partners, LLC (4)	34,606,466	18.38%

Rock Castle Holdings, LLC (5)	45,053,326	23.44%

Austin W. Marxe and David M. Greenhouse (6)	11,258,068	5.98%

Executive Officers and Directors:

Lalit Dhadphale (7)	38,814,992	20.62%

Patrick E. Delaney (8)	2,609,100	1.37%

Wayne A. Corona (9)	6,631,325	3.50%

Stephen M. Deixler (10)	2,741,016	1.45%

Norman E. Corn (8)	2,620,596	1.37%

All executive officers and directors as a group (5 persons)	53,417,029	27.45%

(1)
The address of each person except Austin W. Marxe and David M. Greenhouse is c/o Clacendix, Inc., 100 Commerce Boulevard, Cincinnati, Ohio 45140. The address of Austin W. Marxe and David M. Greenhouse is 527 Madison Avenue, Suite 2600, New York, New York 10022.

(2)
Unless otherwise indicated, includes shares owned by a spouse, minor children and relatives sharing the same home, as well as the entities owned or controlled by the named person.  Also includes shares if the named person has the right to acquire those shares within 60 days after June 4, 2009, by the exercise of any warrant, stock option or other right.  Unless otherwise noted, shares are owned of record and beneficially by the named person.

(3)
The calculation in this column is based upon 188,250,724 shares of common stock outstanding on June 4, 2009.  Does not include 155,570 shares of series A preferred stock outstanding on June 4, 2009, which shares are convertible into 1,555,570 shares of common stock. The shares of common stock and shares underlying convertible preferred stock and stock options are deemed outstanding for purposes of computing the percentage of the person holding such convertible preferred stock and/or stock options but are not deemed outstanding for the purpose of computing the percentage of any other person.

(4)	Lynn Peppel is the Managing Member of Cape Bear Partners LLC and has sole voting and investment power over the shares owned by Cape Bear Partners LLC.

(5)
Includes 3,963,594 shares of common stock issuable upon conversion of HW convertible promissory notes. Does not include stock options to purchase 5,000,000 shares of common stock that are not currently exercisable. Jason Smith is the Manager of Rock Castle Holdings, LLC and has sole voting and investment power over the shares owned by Rock Castle Holdings, LLC.

(6)
Based on a Schedule 13D/A filed on March 9, 2007 by Austin W. Marxe (“Marxe”) and David M. Greenhouse (“Greenhouse”).  Marxe and Greenhouse share sole voting and investment power over 1,929,971 shares of Common Stock owned by Special Situations Cayman Fund, L.P., 1,213,957 shares of Common Stock owned by Special Situations Fund III, L.P., 5,052,040 shares of Common Stock owned by Special Situations Fund III QP, L.P., 2,084,729 shares of Common Stock owned by Special Situations Private Equity Fund, L.P., 153,901 shares of Common Stock owned by Special Situations Technology Fund, L.P. and 823,470 shares of common stock owned by Special Situations Technology Fund II, L.P.

(7)	Does not include stock options to purchase 5,000,000 shares of common stock that are not currently exercisable.

(8)	Includes stock options to purchase 2,359,000 shares of common stock. Does not include stock options to purchase 2,109,000 shares of common stock that are not currently exercisable.

(9)
Includes 991,005 shares of common stock issuable upon conversion of HW convertible promissory notes. Does not include stock options to purchase 5,000,000 shares of common stock that are not currently exercisable.

(10)
Does not include 967,477 shares of common stock owned by Mr. Deixler’s mother, children and grandchildren, as to which shares Mr. Deixler disclaims beneficial ownership. Includes 480,560 shares of common stock issuable upon conversion of 48,056 shares of series A preferred stock, stock options to purchase 130,500 shares of common stock and 2,200 shares of common stock owned by Mr. Deixler’s spouse.

REASONS WE USED STOCKHOLDER CONSENT AS OPPOSED TO SOLICITATION OF STOCKHOLDER APPROVAL VIA PROXY STATEMENT AND SPECIAL MEETING

The change in our corporate name requires an amendment to our certificate of incorporation, which cannot proceed until stockholder approval is obtained and effective.  Stockholder approval could have been obtained by us in one of two ways: (i) by the dissemination of a proxy statement and subsequent majority vote in favor of the actions at a stockholders meeting called for such purpose, or (ii) by a written consent of the holders of a majority of our voting securities.  However, the latter method, while it represents the requisite stockholder approval, is not deemed effective until 20 days after this information statement has been sent to all of our stockholders giving them notice of and informing them of the actions approved by such consent.

Given that we have already secured the affirmative consent of the holders of a majority of our voting securities to the amendment to our certificate of incorporation and the adoption of the Plan, we determined that it would be a more efficient use of limited corporate resources to forego the dissemination of a proxy statement and subsequent majority vote in favor of the actions at a stockholders’ meeting called for such a purpose, and rather proceed through the written consent of the holders of a majority of our voting securities. Spending the additional company time, money and other resources required by the proxy and meeting approach would have been potentially wasteful and, consequently, detrimental to completing the amendment and Plan adoption ratification in a manner that is timely and efficient for us and our stockholders.

FORWARD-LOOKING STATEMENTS

This information statement may contain certain “forward-looking” statements as such term is defined by the U.S. Securities and Exchange Commission in its rules, regulations and releases, which represent our expectations or beliefs, including but not limited to, statements concerning our operations, economic performance, financial condition, growth and acquisition strategies, investments, and future operational plans.  For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements.  Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate,” “might,” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements.  These statements, by their nature, involve substantial risks and uncertainties, certain of which are beyond our control, and actual results may differ materially depending on a variety of important factors, including uncertainty related to acquisitions, governmental regulation, managing and maintaining growth, volatility of stock prices and any other factors discussed in this and other of our filings with the Securities and Exchange Commission, or SEC.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our directors, executive officers and persons who own more than 10% of a registered class of our equity securities, file with the SEC initial reports of ownership and reports of changes in ownership of our equity securities.  Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Each of Stephen Deixler, Frank S. Russo (a former director of our company) and Philip Levine (a former director of our company) failed to file a Form 4 with respect to the grant to each such director of options to purchase 1,500 shares of common stock on March 25, 2008.

Each of Messrs. Deixler, Russo and Levine failed to file a Form 4 with respect to the grant to each such director of options to purchase 14,500 shares of common stock on May 19, 2008.

Each of Messrs. Deixler, Russo and Levine failed to file a Form 4 with respect to the grant to each such director of options to purchase 1,500 shares of common stock on August 11, 2008.

Each of Messrs. Deixler and Russo failed to file four Form 4s with respect to grants to each such director of options to purchase 1,500 shares of common stock, on each of November 11, 2008, December 4, 2008, December 15, 2008 and December 30, 2008, as compensation for attendance at various board meetings.

COPIES OF PUBLIC FILINGS

We will furnish a copy of our annual report on Form 10-K for the year ended December 31, 2008 and a copy of our quarterly report on Form 10-Q for the three months ended March 31, 2009, and any exhibit referred to in those filings without charge to each person to whom this information statement is delivered upon written or oral request by first class mail or other equally prompt means within one business day of receipt of such request.  Any request should be directed to our chief financial officer at Clacendix, Inc., 100 Commerce Boulevard, Cincinnati, Ohio 45140, telephone (513) 618-0911.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, file annual, quarterly and current reports and other information with the SEC.  Reports and other information can be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.E., Room 1580, N.W., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for more information about its public reference room.  Most of our filings also are available to you free of charge at the SEC’s website at http://www.sec.gov.

By order of the board of directors, /s/ Lalit Dhadphale Lalit Dhadphale President and Chief Executive Officer

INDEX OF EXHIBITS

Exhibit 1:	Clacendix, Inc. 2009 Incentive Compensation Plan.